Exhibit 23.1

              Consent of Independent Certified Public Accountants



The Board of Directors and Stockholders of
Point West Capital Corporation:


We consent to the incorporation by reference in the registration statement Nos. 333-21825 and 333-21827 on Form S-8 of Point West Capital Corporation of our report dated February 27, 1999, relating to the consolidated balance sheets of Point West Capital Corporation as of December 31, 1998, and 1997,and the related
consolidated   statements  of  operations   and  comprehensive  income  (loss),
stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of Point West Capital Corporation.

                                                /s/KPMG LLP

San Francisco, California
March 05, 1999